CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is entered into as of January 23, 2014 (the “Effective Date”) by and between Trestles Pain Specialists, LLC, a California Corporation (the “Consultant”), and Mesa Pharmacy Inc., a California Corporation (the “Company”), and together with the Consultant, the “Parties”).

RECITALS

WHEREAS, the Company is engaged in the business of Pharmacy Compounding.

WHEREAS, the Company wishes to engage the Consultant as an independent contractor for the Company for the purpose of providing the professional services set forth in Exhibit A attached hereto and made a part hereof (the “Services”) on the terms and conditions set forth below; and

WHEREAS, the Consultant wishes to provide the Services in accordance with the terms of this Agreement; and

WHEREAS, each Party is duly authorized and capable of entering into this Agreement.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and benefits contained herein, the Parties hereby agree as follows:

1. RESPONSIBILITIES.

(a)	Of the Contractor. The Consultant agrees to do each of the following:

A.	Perform the Services set forth in Exhibit A attached hereto; provided, however, that if a conflict exists between this Agreement and any term in Exhibit A, the terms in this Agreement shall control.

B.	Devote as much productive time, energy, and ability to the performance of its duties hereunder as may be necessary to provide the required Services in a timely and productive manner.

C.	Perform the Services in a manner consistent with professional industry standards.

D.	Communicate with the Company regarding progress the Consultant has made in performing the Services.

E.	Provide services (including the Services) that are satisfactory and acceptable to the Company.

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(b)	Of the Company. The Company agrees to do each of the following:

A.	Engage the Consultant as an independent contractor to perform the Services set forth in Exhibit A to this Agreement.

B.	Satisfy all of the Consultant’s reasonable requests for assistance in its performance of the Services.

C.	Provide the Consultant with specialty formularies, sales materials, and any product samples required for sales.

2. NATURE OF RELATIONSHIP.

(a)	Independent Contractor Status. The Consultant agrees to perform the Services hereunder solely as an independent contractor. The Parties agree that nothing in this Agreement shall be construed as creating a joint venture, partnership, franchise, agency, employer/employee, or similar relationship between the Parties, or as authorizing either Party to act as the agent of the other. The Consultant is and will remain an independent contractor in its relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. Nothing in this Agreement shall create any obligation between either Party and a third party.

(b)	Indemnification of Company by Consultant. The Company has entered into this Agreement in reliance on information provided by the Consultant, including the Consultant’s express representation that it is an independent contractor and in compliance with all applicable laws related to work as an independent contractor. If any regulatory body or court of competent jurisdiction finds that the Consultant is not an independent contractor and/or is not in compliance with applicable laws related to work as an independent contractor, based on the Consultant’s own actions, the Consultant shall assume full responsibility and liability for all taxes, assessments, and penalties imposed against the Consultant and/or the Company resulting from such contrary interpretation, including but not limited to taxes, assessments, and penalties that would have been deducted from the Consultant’s earnings had the Consultant been on the Consultant’s payroll and employed as an employee of the Company.

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3. CONFIDENTIAL INFORMATION.

The Consultant agrees, during the Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, or corporation without the prior written authorization of the Company, any Confidential Information of the Company. “Confidential Information” means any of the Company’s proprietary information, technical data, trade secrets, or know-how, including, but not limited to, research, product plans, products, services, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to the Consultant by the Company, either directly or indirectly. The Consultant may use the Confidential Information to the extent necessary for negotiations, discussions, and consultations with Company personnel or authorized representatives or for any other purpose the Company may hereafter authorize in writing.

4. REPRESENTATIONS AND WARRANTIES.

(a)	The Parties each represent and warrant as follows:

A.	Each Party has full power, authority, and right to perform its obligations under the Agreement.

B.	This Agreement is a legal, valid, and binding obligation of each Party, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally and equitable remedies).

C.	Entering into this Agreement will not violate the charter or bylaws of either Party or any material contract to which that Party is also a party.

(b)	The Consultant hereby represents and warrants as follows:

A.	The Consultant has the sole right to control and direct the means, details, manner, and method by which the Services required by this Agreement will be performed.

B.	The Consultant has the right to perform the Services required by this Agreement at any place or location, and at such times as the Consultant shall determine.

C.	The Services shall be performed in accordance with standards prevailing in the Company’s industry, and shall further be performed in accordance with and shall not violate any applicable laws, rules, or regulations, and the Consultant shall obtain all permits or permissions required to comply with such standards, laws, rules, or regulations.

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D.	The Services required by this Agreement shall be performed by the Consultant or the Consultant’s staff, and the Company shall not be required to hire, supervise, or pay any assistants to help the Consultant perform such Services.

E.	The Consultant is responsible for paying all ordinary and necessary expenses of its staff.

F.	The Consultant is responsible for providing insurance coverage for itself and its staff.

G.	The Consultant shall be on an exclusive basis with the Company for Compound Pharmacy sales. The Consultant shall not during the course of this agreement, without the prior written consent of the Company provide Compound Sales services to any other entity in competition with the Company.

(c)	The Company hereby represents and warrants as follows:

A.	The Company will make timely payments of amounts earned by the Consultant under this Agreement.

B.	The Company shall notify the Consultant of any changes to its procedures affecting the Consultant’s obligations under this Agreement including payment from funding agent at least 30 days prior to implementing such changes.

C.	The Company shall provide such other assistance to the Consultant as it deems reasonable and appropriate.

D.	The Company shall be on an exclusive basis with the Consultant for Compound Pharmacy sales. The Company shall not during the course of this agreement, without the prior written consent of the Consultant obtain Compound Sales services from any other entity in competition with the Consultant.

5. COMPENSATION.

(a)	Terms and Conditions. The Company shall pay the Consultant in accordance with the terms and conditions set forth in Exhibit A.

(b)	Timing of Payment. Payments shall be made to the Consultant upon closing of claims billed and shipped on the 25th day of the preceding month due and payable on the 10th day of the following month. Payments made after 5 days from the 10th shall be subject to an additional 1 ½% interest charge on the amount owed with each month subject to an Additional 1 ½%interest charge (supported by reasonable documentation) for all Services performed to the Company’s satisfaction in accordance with Exhibit A.

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(c)	No Payments in Certain Circumstances. Notwithstanding the foregoing, no payment shall be payable to the Consultant under any of the following circumstances:

A.	if prohibited under applicable government law, regulation, or policy;

B.	if the Consultant did not directly perform or complete the Services described in Exhibit A;

C.	if the Consultant did not perform the Services to the reasonable satisfaction of the Company; or

D.	if the Services performed occurred after the expiration or termination of the Term of this Agreement, unless otherwise agreed in writing.

(d)	No Other Compensation. The compensation set out above shall be the Consultant’s sole compensation under this Agreement.

(e)	Expenses. Any expenses incurred by the Consultant in the performance of this Agreement shall be the Consultant’s sole responsibility.

(f)	Taxes. The Consultant is solely responsible for the payment of all income, social security, employment-related, or other taxes incurred as a result of the performance of the Services by the Consultant under this Agreement and for all obligations, reports, and timely notifications relating to such taxes. The Company shall have no obligation to pay or withhold any sums for such taxes.

6. WORK FOR HIRE.

The Consultant expressly acknowledges and agrees that any work prepared by the Consultant under this Agreement shall be considered “work for hire” and the exclusive property of the Company unless otherwise specified. To the extent such work may not be deemed a “work for hire” under applicable law, the Consultant hereby assigns to the Company all of its right, title, and interest in and to such work. The Consultant shall execute and deliver to the Company any instruments of transfer and take such other action that the Company may reasonably request, including, without limitation, executing and filing, at the Company’s expense, copyright applications, assignments, and other documents required for the protection of the Company’s rights to such materials.

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7. NO CONFLICT OF INTEREST; OTHER ACTIVITIES.

The Consultant hereby warrants to the Company that, to the best of its knowledge, it is not currently obliged under an existing contract or other duty that conflicts with or is inconsistent with this Agreement. During the Term (as defined below), the Consultant is free to engage in other independent contracting activities; provided, however, the Consultant shall not accept work, enter into contracts, or accept obligations inconsistent or incompatible with the Consultant’s obligations or the scope of Services to be rendered for the Company pursuant to this Agreement, nor shall Consultant seek engagement or employment with any person or company that would be deemed to compete with the Company without first notifying the Company of such at least 5 business days in advance of such engagement or employment.

8. TERM.

This Agreement shall become effective as of the Effective Date and, unless otherwise terminated in accordance with the provisions of Section 10 of this Agreement, will continue until the Services have been satisfactorily completed and the Consultant has been paid in full for such Services (the “Term”); This Agreement shall remain effective for One Year and shall automatically renew itself unless terminated or superseded.

9. TERMINATION.

This Agreement may be terminated:

(a)	This agreement may only be terminated by mutual release and termination upon mutual agreement of both parties.

(b)	By either Party for a material breach of any provision of this Agreement by the other Party, if the other Party’s material breach is not cured within Thirty (30) days of receipt of written notice thereof.

(c)	By the Company at any time and without prior notice, if the Consultant is convicted of any crime or offense, fails or refuses to comply with the written policies or reasonable directives of the Company, the Company finds Consultant is in breach of the anti-competitive language in Section 7 of this Agreement, or is guilty of serious misconduct in connection with performance under this Agreement.

(d)	Upon termination, Consultant shall not contact Company clients or prospects within its pipeline with a competitive program for a period of Thirty (30) days.

Following the termination of this Agreement for any reason, the Company shall promptly pay the Consultant according to the terms of Exhibit A for Services rendered before the effective date of the termination. The Consultant acknowledges and agrees that no other compensation, of any nature or type, shall be payable hereunder following the termination of this Agreement.

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10. RETURN OF PROPERTY

Within Two days of the termination of this Agreement, whether by expiration or otherwise, the Consultant agrees to return to the Company all Company products, samples, models, or other property and all documents, retaining no copies or notes, relating to the Company’s business including, but not limited to, reports, abstracts, lists, correspondence, information, computer files, computer disks, and all other materials and all copies of such material obtained by the Consultant during and in connection with its representation of the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the Company’s business, whether prepared by the Consultant or otherwise coming into its possession, shall remain the Company’s exclusive property.

11. INDEMNIFICATION.

(a)	Of Company by Consultant. The Consultant shall indemnify and hold harmless the Company and its officers, members, managers, employees, agents, contractors, sublicensees, affiliates, subsidiaries, successors, and assigns from and against any and all damages, liabilities, costs, expenses, claims, and/or judgments, including, without limitation, reasonable attorneys’ fees and disbursements (collectively, the “Claims”) that any of them may suffer from or incur and that arise or result primarily from (i) any gross negligence or willful misconduct of the Consultant arising from or connected with Consultant’s carrying out of its duties under this Agreement, or (ii) the Consultant’s breach of any of its obligations, agreements, or duties under this Agreement.

(b)	Of Consultant by Company. The Company shall indemnify and hold harmless the Consultant from and against all Claims that it may suffer from or incur and that arise or result primarily from (i) the Company’s operation of its business, (ii) the Company’s breach or alleged breach of, or its failure or alleged failure to perform under, any agreement to which it is a party, or (iii) the Company’s breach of any of its obligations, agreements, or duties under this Agreement; provided, however, none of the foregoing result from or arise out of the actions or inactions of the Consultant.

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12. USE OF TRADEMARKS.

The Consultant recognizes the Company’s right, title, and interest in and to all service marks, trademarks, and trade names used by the Company and agrees not to engage in any activities or commit any acts, directly or indirectly, that may contest, dispute, or otherwise impair the Company’s right, title, and interest therein, nor shall the Consultant cause diminishment of value of said trademarks or trade names through any act or representation. The Consultant shall not apply for, acquire, or claim any right, title, or interest in or to any such service marks, trademarks, or trade names, or others that may be confusingly similar to any of them, through advertising or otherwise. Effective as of the termination of this Agreement, whether by expiration or otherwise, the Consultant shall cease to use all of the Company’s trademarks, marks, and trade names.

13. MODIFICATION.

No amendment, change, or modification of this Agreement shall be valid unless in writing and signed by both Parties.

14. ASSIGNMENT.

The Company may assign this Agreement freely, in whole or in part. The Consultant may not, without the written consent of the Company, assign, subcontract, or delegate its obligations under this Agreement, except that the Consultant may transfer the right to receive any amounts that may be payable to it for its Services under this Agreement, which transfer will be effective only after receipt by the Company of written notice of such assignment or transfer.

15. SUCCESSORS AND ASSIGNS.

All references in this Agreement to the Parties shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Agreement shall be binding on and shall inure to the benefit of the successors and assigns of the Parties.

16. FORCE MAJEURE.

A Party shall be not be considered in breach of or in default under this Agreement on account of, and shall not be liable to the other Party for, any delay or failure to perform its obligations hereunder by reason of fire, earthquake, flood, explosion, strike, riot, war, terrorism, or similar event beyond that Party’s reasonable control (each a “Force Majeure Event”); provided, however, if a Force Majeure Event occurs, the affected Party shall, as soon as practicable:

(a)	notify the other Party of the Force Majeure Event and its impact on performance under this Agreement; and

(b)	use reasonable efforts to resolve any issues resulting from the Force Majeure Event and perform its obligations hereunder.

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17. NO IMPLIED WAIVER.

The failure of either Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

18. NOTICE.

Any notice or other communication provided for herein or given hereunder to a Party hereto shall be in writing and shall be given in person, by overnight courier, or by mail (registered or certified mail, postage prepaid, return-receipt requested) to the respective Parties as follows:

If to the Company:

Mesa Pharmacy Inc.

18013 Sky Park Cir Ste D

Irvine CA 92614

If to the Consultant:

Trestles Pain Specialists, LLC
3171 Paseo Cerveza Ste 207
San Juan Capistrano, CA 92675

19. GOVERNING LAW.

This Agreement shall be governed by the laws of the state of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the Parties agree to reimburse the prevailing Party’s reasonable attorneys’ fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing Party may be entitled.

20. COUNTERPARTS/ELECTRONIC SIGNATURES.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

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21. SEVERABILITY.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

22. ENTIRE AGREEMENT.

This Agreement, constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties.

23. HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY	MESA PHARMACY INC.

	By:	/s/ Edward Kurtz
	Name:	Edward Kurtz
	Title:	Chief Operating Officer

CONSULTANT	TRESTLES PAIN SPECIALISTS, LLC

	By:	/s/ John Garbino
	Name:	John Garbino
	Title:	President/CEO

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EXHIBIT A

DUTIES, SPECIFICATIONS, AND COMPENSATION

DUTIES

The Consultant will perform the following services:

1.	Call for Company’s core programs and products/services in the geographic area of the United States.

2.	Accurately represent and state Company policies to all potential and present customers.

3.	Promptly inform of all potential clients to the Company.

4.	Inform the sales manager of all problems concerning Company customers within the sales territory.

5.	Inform the sales manager if the consultant is representing, or plans to represent any other business firm competitive to the company.

6.	Telephone the Company with reasonable frequency to discuss sales activity within the territory.

COMPENSATION

As full compensation for the services rendered pursuant to this Agreement, the Company shall pay the Consultant as follows:

1.	As compensation for Compound Pharmacy sales services rendered pursuant to this Agreement, the Company shall pay the Consultant Seventeen and One Half percent (17 ½ %) of the gross amount of qualified prescriptions billed and shipped by the Company. Qualified prescriptions defined as prescriptions that contain all necessary insurance information for Company to properly bill prescription.

[SIGNATURE PAGE FOLLOWS]

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By signing below, the Parties agree to comply with all of the requirements contained in this Exhibit A.

Dated: January 23, 2014

COMPANY	MESA PHARMACY INC.

	By:	/s/ Edward Kurtz
	Name:	Edward Kurtz
	Title:	Chief Operating Officer

CONSULTANT	TRESTLES PAIN SPECIALISTS, LLC

	By:	/s/ John Garbino
	Name:	John Garbino
	Title:	Chief Operating Officer

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